UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

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GCP APPLIED TECHNOLOGIES INC.
(Name of Registrant as Specified in Its Charter)

STARBOARD VALUE LP

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD

STARBOARD VALUE AND OPPORTUNITY MASTER FUND L LP

STARBOARD VALUE AND OPPORTUNITY S LLC

STARBOARD VALUE AND OPPORTUNITY C LP

STARBOARD VALUE R LP

STARBOARD VALUE R GP LLC

STARBOARD VALUE L LP

STARBOARD VALUE GP LLC

STARBOARD PRINCIPAL CO LP

STARBOARD PRINCIPAL CO GP LLC

JEFFREY C. SMITH

PETER A. FELD

KEVIN W. BROWN

JANET P. GIESSELMAN

CLAY H. KIEFABER

GAVIN T. MOLINELLI

MARRAN H. OGILVIE

ANDREW M. ROSS

LINDA J. WELTY

ROBERT H. YANKER

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Starboard Value LP, together with the other participants named herein (collectively, “Starboard”), has filed a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of director nominees at the 2020 annual meeting of stockholders of GCP Applied Technologies Inc., a Delaware corporation (the “Company”).

On March 2, 2020, Starboard issued the following press release and delivered the following letter to the stockholders of the Company:

STARBOARD DELIVERS LETTER TO GCP STOCKHOLDERS

Announces Filing of Preliminary Proxy Materials for the Upcoming 2020 Annual Meeting

NEW YORK, NY - March 2, 2020 /PRNewswire/ -- Starboard Value LP (together with its affiliates, “Starboard”), one of the largest stockholders of GCP Applied Technologies Inc. (“GCP” or the “Company”)(NYSE: GCP), with an ownership interest of approximately 8.1% of the Company’s outstanding shares, today announced that it has delivered an open letter to the stockholders of GCP and has filed preliminary proxy materials with the Securities and Exchange Commission regarding the election of its majority slate of highly qualified directors at the Company’s 2020 Annual Meeting of Stockholders.

The full text of the letter follows:

A LETTER TO THE STOCKHOLDERS OF GCP Applied Technologies Inc.

March 2, 2020

Dear Fellow Stockholders,

Starboard Value LP (together with its affiliates, “Starboard”) currently has a beneficial ownership interest of approximately 8.1% of the outstanding shares of GCP Applied Technologies Inc. (“GCP” or the “Company”), making us one of the Company’s largest stockholders. Our interests are directly aligned with yours and our sole focus is to drive significant long-term value creation for the benefit of all stockholders of GCP. We believe that GCP has a powerful portfolio of value-additive construction chemicals and building products and solutions. However, the Company has struggled under years of poor oversight and governance leading to substantial underperformance since the Company’s debut as a public company four years ago.

We continue to believe substantial changes are needed at GCP in order to best position the Company for future success and long-term stockholder value creation. As we have highlighted in our past letters, GCP has significantly underperformed the market and its peers over almost any time period. We believe this is largely due to repeated missed and lowered financial expectations, poor governance and compensation practices, and, most recently, a failed attempt to sell the Company. We believe the current Board of Directors (the “Board”) has repeatedly failed to appropriately represent stockholders and are very concerned about the future for GCP under the guidance of the current Board.

To that end, last Friday we filed preliminary proxy materials with the Securities and Exchange Commission regarding the election of directors to the Board at GCP’s 2020 Annual Meeting of Stockholders (the “2020 Annual Meeting”). This is the next step towards seeking the election of directors at the 2020 Annual Meeting. Our definitive proxy statement, which we would expect to file in the next few weeks, will specify the details of our intentions and allow us to engage in more detailed discussions with our fellow stockholders.

We are mindful that replacing a majority of an incumbent board of directors represents an extraordinary step, and we take that responsibility very seriously. In the recent past, we have had tremendous success in similar situations that required a change in a majority of the board. These situations include Darden Restaurants (“Darden”) and Marvell Technology Group (“Marvell”), among others. In both of these situations, a majority of the board was changed through either a settlement or an election, and in both cases tremendous value was created for the benefit of all stockholders through a multi-year operational turnaround.

If you review the backgrounds and qualifications of our nominees and compare them to the incumbent Board, we believe you will agree that our slate is much more qualified to oversee GCP and has the independence and objectivity required to make important decisions for the Company going forward. The nominees we have proposed have substantial and highly successful experience as executives and directors in the construction, industrial, and chemical industries. Together, they have the expertise to oversee a much-needed turnaround at GCP, transform the Company into a true industry leader, and finally deliver value for its stockholders. These nominees are committed to driving dramatically improved governance, oversight, transparency, and accountability.

We look forward to sharing more details with you regarding the qualifications of our nominees and our plans for GCP. During this election process, we will be providing detailed materials to all stockholders describing why we believe change is needed, the opportunities we see for value creation, and plans for the future of the Company. We will also further describe why the slate we have nominated is better positioned to govern GCP going forward and represent the interests of all stockholders. We believe these materials will be helpful to stockholders in making a well-informed decision on who should be entrusted to oversee the future of the Company.

We remain open to having discussions with the current Board and management in order to find a constructive solution. Unfortunately, to date, the Company has been unwilling to accept the need for substantial change and has been reluctant to work constructively with us to find a solution that benefits all stockholders. The Board has been barely responsive and extremely uncooperative, indicating severe entrenchment. We believe material changes are needed, and we remain committed to seeking such change at the 2020 Annual Meeting.

Thank you for your continued support, and we look forward to communicating our detailed plans for GCP over the coming weeks and months.

Best Regards,
/s/ Peter A. Feld
Peter A. Feld
Managing Member
Starboard Value LP

About Starboard Value LP

Starboard Value LP is a New York-based investment adviser with a focused and differentiated fundamental approach to investing primarily in publicly traded U.S. companies. Starboard invests in deeply undervalued companies and actively engages with management teams and boards of directors to identify and execute on opportunities to unlock value for the benefit of all shareholders.

Investor contacts:

Peter Feld, (212) 201-4878

Patrick Sullivan, (212) 845-7947

www.starboardvalue.com

Okapi Partners

Bruce H. Goldfarb/Patrick McHugh

(212) 297-0720

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Starboard Value LP, together with the other participants named herein (collectively, "Starboard"), has filed a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission ("SEC") to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2020 Annual Meeting of Stockholders of GCP Applied Technologies Inc., a Delaware corporation (the “Company”).

STARBOARD STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR.

The participants in the proxy solicitation are anticipated to be Starboard Value LP, Starboard Value and Opportunity Master Fund Ltd ("Starboard V&O Fund"), Starboard Value and Opportunity S LLC ("Starboard S LLC"), Starboard Value and Opportunity C LP ("Starboard C LP"), Starboard Value and Opportunity Master Fund L LP (“Starboard L Master”), Starboard Value L LP (“Starboard L GP”), Starboard Value R LP (“Starboard R LP”), Starboard Value R GP LLC (“Starboard R GP”), Starboard Value GP LLC (“Starboard Value GP”), Starboard Principal Co LP (“Principal Co”), Starboard Principal Co GP LLC (“Principal GP”), Jeffrey C. Smith, Peter A. Feld, Kevin W. Brown, Janet P. Giesselman, Clay H. Kiefaber, Gavin T. Molinelli, Marran H. Ogilvie, Andrew M. Ross, Linda J. Welty and Robert H. Yanker.

As of the date hereof, Starboard V&O Fund beneficially owns directly 3,812,146 shares of Common Stock, $0.01 par value per share, of the Company (the "Common Stock"). As of the date hereof, Starboard S LLC directly owns 577,906 shares of Common Stock. As of the date hereof, Starboard C LP directly owns 332,424 shares of Common Stock. As of the date hereof, Starboard L Master directly owns 278,668 shares of Common Stock. Starboard L GP, as the general partner of Starboard L Master, may be deemed the beneficial owner of the 278,668 shares of Common Stock owned by Starboard L Master. Starboard R LP, as the general partner of Starboard C LP, may be deemed the beneficial owner of the 332,424 shares of Common Stock owned by Starboard C LP. Starboard R GP, as the general partner of both Starboard R LP and Starboard L GP, may be deemed the beneficial owner of an aggregate of 611,092 shares of Common Stock directly owned by Starboard C LP and Starboard L Master. As of the date hereof, 929,763 shares of Common Stock were held in an account managed by Starboard Value LP (the “Starboard Value LP Account”). Starboard Value LP, as the investment manager of each of Starboard V&O Fund, Starboard C LP, Starboard L Master and the Starboard Value LP Account and the manager of Starboard S LLC, may be deemed the beneficial owner of an aggregate of 5,930,907 shares of Common Stock directly owned by Starboard V&O Fund, Starboard S LLC, Starboard C LP, Starboard L Master and held in the Starboard Value LP Account. Each of Starboard Value GP, as the general partner of Starboard Value LP, Principal Co, as a member of Starboard Value GP, Principal GP, as the general partner of Principal Co and each of Messrs. Smith and Feld, as a member of Principal GP and as a member of each of the Management Committee of Starboard Value GP and the Management Committee of Principal GP, may be deemed the beneficial owner of 5,930,907 shares of Common Stock directly owned by Starboard V&O Fund, Starboard S LLC, Starboard C LP, Starboard L Master and held in the Starboard Value LP Account. As of the date hereof, Mr. Brown directly beneficially owns 2,815 shares of Common Stock. As of the date hereof, Ms. Giesselman directly beneficially owns 730 shares of Common Stock. As of the date hereof, Mr. Kiefaber directly beneficially owns 5,133 shares of Common Stock. As of the date hereof, Mr. Molinelli does not own any shares of Common Stock. As of the date hereof, Ms. Ogilvie directly beneficially owns 5,357 shares of Common Stock. As of the date hereof, Mr. Ross directly beneficially owns 5,450 shares of Common Stock. As of the date hereof, Ms. Welty directly beneficially owns 697 shares of Common Stock. As of the date hereof, Mr. Yanker directly beneficially owns 1,000 shares of Common Stock.